Exhibit 99.1

For Immediate Release

Contact:   Shareholder Relations
951-271-4232
shareholderinfo@vineyardbank.com

Vineyard National Bancorp Confirms No Sub-Prime Mortgage Exposure in Portfolio and Overall Asset Quality Remains Satisfactory; Schedules Conference Call

Corona, California (November 9, 2007) -- Vineyard National Bancorp (NASDAQ:VNBC) (the “company”) and its national bank subsidiary Vineyard Bank, N.A. (“Vineyard”) today provided an update on the asset mix and performance of its loan portfolio.

Norman Morales, president and chief executive officer, stated, “Over the past few weeks, several financial institutions have announced significant deterioration in their lending portfolios, including significant increases in non-performing loans, underlying collateral deterioration, and corresponding increases in loan loss provision. Much of these asset quality issues arise as a result of defaults by sub-prime borrowers. Vineyard’s lines of businesses have never included lending relationships with the kind of sub-prime borrowers which have caused significant borrower default and loss exposure to many of our competitors. Uncertainty about the scope and impact of problems in the sub-prime market has also caused concerns about lenders, like Vineyard, that do not have that kind of sub-prime exposure. Currently our non-performing loans are approximately $17.5 million in total, an amount which is not material in relation to Vineyard’s total loan portfolio, and are centered in isolated loan relationships rather than in lines of business.”

Mr. Morales added, “Although our overall asset quality generally remains satisfactory, we recognize that the overall deterioration in real estate values, housing prices and borrower capacity may cause borrower stress in the future. Consequently, as we continue to assess the impact of changing conditions, we anticipate a potential loss exposure arising from the softening of the residential real estate market may be in the range of $3 million to $6 million, principally related to our shrinking portfolio of residential tract construction loans. The actual loss exposure may be impacted by continuing depreciating values and borrower inability to cover all or portions of these losses, but we currently expect to record a loan loss provision in the fourth quarter in that range. Our year-to-date performance has provided a cushion for us to absorb these potential losses and still position Vineyard for what we believe will be a solid year in earnings with asset quality at acceptable levels.”

As detailed below, a significant portion of Vineyard’s residential real estate lending is focused on financing the construction of luxury homes, with a portfolio of residential tract housing loans that is shrinking in size.

LUXURY HOME CONSTRUCTION LENDING

At September 30, 2007, Vineyard’s portfolio of luxury home construction loans consisted of the following:

Type	Number of Loans	Aggregate Outstanding Balance	Average Outstanding Balance	Number of Market Locations	Percentage of All Loans in Portfolio
Luxury Home Construction	347	$577.2 million	$1.7 million	10	27.0%

Within the portfolio of luxury home construction loans were 123 units that were 100% complete and are currently being marketed for sale.  The related loan balance to these finished homes is approximately $65.0 million for 69 units of single family homes and approximately $17.0 million for 54 units of multi-family homes, with an average loan to value at inception of 65%. Management believes these valuations have not materially changed within the course of construction due to the desirability of the locations. Another 202 units with a corresponding loan balance of approximately $118.8 million were complete by 95% or greater and should be available for sale within the first quarter of 2008 with loan-to-value ratios essentially the same as is the remainder of this portfolio.

Vineyard believes that the luxury construction portfolio, which accounts for approximately 64% of all construction lending at Vineyard, will continue to perform satisfactorily. The average loan payoffs for each of the past three quarters were approximately $70.0 million.

RESIDENTIAL TRACT CONSTRUCTION LENDING

Vineyard’s residential tract construction loans are primarily secured by newly constructed, entry- to mid-level detached and attached single-family homes.  Home prices in these tracts generally range from $275,000 to $700,000, with the majority of homes in the mid-$400,000 range.  Although these tracts are predominantly located within the Inland Empire of Southern California, Vineyard has financed projects throughout California.  Tract construction loans generally have a loan-to-value ratio of less than 75% at inception.

Type	Number of Loans	Aggregate Outstanding Balance	Average Outstanding Balance	Number of Market Locations	Percentage of All Loans in Portfolio
Tract Home Construction	33	$163.4 million	$5.0 million	6	7.7%

Within this portfolio of residential tract home construction loans were 214 units that were 100% complete and being marketed for sale.  The related loan balances to these finished homes is approximately $62.8 million, with an average loan-to-value at inception of 68%.

Another 96 units with a corresponding loan balance of approximately $31.8 million are being marketed for sale and are scheduled for completion early in the first quarter of 2008. In total, approximately $95.0 million related to 310 housing units are being marketed for sale within 25 projects, or approximately 12 per development with a general absorption level of 1 to 3 units per month.

Management believes that the sale value of these homes has been impacted by depreciation in values ranging from 10% to 30%, and the portfolio of these loans has been reduced through finished home sales facilitated by builder-borrower participation in price cuts and/or additional upgraded amenities. Additionally, Vineyard is working with housing agencies and permanent finance lenders that offer broader mortgage options for home buyers. Although Vineyard has not provided permanent mortgage financing for home buyers in these tracts in the past, it may consider such permanent financing in the future for qualified borrowers to facilitate finished home sales.

“During the next three to five months, we intend to work with our builder-borrowers to liquidate approximately $95 million of finished home exposure within the tract home construction line of business. The residual balance within this portfolio, estimated to be around $70 million, will be gradually phased out over the ensuing two or three quarters beyond this next phase,” commented Morales. “Once that phase-out has been completed we intend to remain out of this line of business until the market recovers, which could be in late 2009 or beyond.”

NON-ACCRUAL LOANS

At September 30, 2007, Vineyard’s non-accruing loans amounted to $11.5 million, a decrease of $0.6 million as compared to second quarter 2007.  The decrease in non-accrual loans during the third quarter related mainly to the following three items: 1) the pay-down of $0.7 million on a $2.6 million real estate secured non-accrual loan related to a completed condominium project in the final stages of sales; 2) the transfer of a $1.2 million SBA-guaranteed real estate secured loan from Vineyard’s loan portfolio to “other real estate owned” in July 2007; and 3) the addition to non-accrual of a $1.4 million single-family tract construction loan made up of seven completed and unsold homes in September 2007.  The loss of interest income associated with the newest non-accrual loan amounted to $0.1 million.

The $11.5 million of non-accruing loans at September 30, 2007, consisted primarily of four real estate secured loans in the aggregate amount of $10.4 million.  Loans are placed on non-accrual status if there is reasonable doubt as to the collectability of principal and interest in accordance with the original credit terms. Vineyard believes these non-performing assets are adequately collateralized or maintain sufficient guarantees.

Further information on Vineyard’s loan portfolio may be found in the company’s most recent Form 10-K, as amended and 10-Q filed on March 7, 2007 and November 5, 2007, respectively, which may be found on the company’s Investor Relations website at www.vnbcstock.com under SEC filings.

A conference call related to this release has been scheduled and will begin at 10:30 a.m. PST today, November 9, 2007, and will last approximately thirty minutes.  There will be a question-and-answer session following the presentation.

The conference call is being webcast.  Shareholders, analysts and other interested parties are invited to access the webcast from the company’s investor relations website at: www.vnbcstock.com or join the conference call by dialing the number below and providing the following information:

Call in # toll free:  877.407.8031
Call in # (international):  201.689.8031
Conference Name:  Vineyard National Bancorp
Speaker Name:  Norman Morales, President and CEO
Date of Call:  November 9, 2007
Time of Call:  (10:30 a.m. PST) (1:30 p.m. EST)
Expected Duration:  30 minutes

The company is a $2.5 billion financial holding company headquartered in Corona, and the parent company of Vineyard, also headquartered in Corona. The company operates through 16 full-service banking centers and four regional financial centers in the counties of Los Angeles, Marin, Monterey, Orange, Riverside, San Bernardino, San Diego, Santa Clara and Ventura, Calif. The company's common stock is traded on the NASDAQ Global Market System under the symbol "VNBC." For additional information on the company visit www.vnbcstock.com and for additional information on Vineyard visit www.vineyardbank.com.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently unreliable and actual results may vary.  Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the company’s filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.